Exhibit 1.01

Leggett & Platt, Incorporated

Conflict Minerals Report

For the Reporting Period from January 1, 2022 to December 31, 2022

This Conflict Minerals Report (the “Report”) of Leggett & Platt, Incorporated (the “Company,” “we,” “our” or “us”) has been prepared pursuant to Rule 13p-1 and Form SD (collectively the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2022 to December 31, 2022.

The Rule requires disclosure of certain information when a company manufactures, or contracts to manufacture, products which contain certain minerals specified in the Rule that are necessary to the functionality or production of those products. These minerals, which we collectively refer to in this Report as “Conflict Minerals,” are columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of the Congo, Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.

The information in this Report includes the activities of the Company and its subsidiaries during the reporting period, excluding Kayfoam Woolfson Unlimited Company (“Kayfoam”), Pacoma USA Inc., Pacoma (China) Hydraulic Equipment Co., Ltd., and Pacoma GmbH (collectively, Pacoma USA Inc., Pacoma (China) Hydraulic Equipment Co., Ltd., and Pacoma GmbH are referred to as “Pacoma”). Kayfoam and Pacoma were acquired on or after May 1, 2021 and had not been obligated to provide a specialized disclosure report with respect to Conflict Minerals. In accordance with Instruction 3 to Item 1.01 of Form SD, Kayfoam was not included in this filing because it was acquired fewer than eight months from the beginning of the reporting period, and Pacoma was not included in this filing because it was acquired during the reporting period.

The Company

We are a global manufacturer with facilities located around the world. Our manufacturing facilities are located in Austria, Belgium, Brazil, Canada, China, Croatia, Denmark, France, Germany, Hungary, India, Ireland, Mexico, Poland, South Korea, Switzerland, the United Kingdom, and the United States. Our operations are organized into 15 business units, which are divided into seven groups under three segments: Bedding Products; Specialized Products; and Furniture, Flooring & Textile Products.

The Company’s Reasonable Country of Origin Inquiry

Internal Survey and Reasonable Country of Origin Inquiry. We conducted an internal survey of parts and materials we purchased from suppliers. We assigned authority and responsibility to a person or persons for each business unit to (a) compile an internal inventory of the parts and materials that we (i) knew or reasonably suspected contained necessary Conflict Minerals and (ii) knew had been included in a product, the manufacture of which was completed in the reporting period, and (b) identify the associated suppliers. Based on our identified “in-scope” suppliers, we conducted a good faith, reasonable country of origin inquiry (“RCOI”) regarding such necessary Conflict Minerals. This RCOI was reasonably designed to determine whether the Conflict Minerals originated in the Covered Countries and whether the Conflict Minerals came from recycled or scrap sources. We implemented a supplier engagement approach. We sent requests to identified in-scope suppliers for necessary Conflict Minerals and sourcing information; smelter or refiner (the “SOR”) identification; and identification of the origin of the necessary Conflict Minerals used by those SORs (i.e., country of origin, recycled or scrap, etc.). Requests were sent through the SupplierSoft Conflict Minerals Application, a web-based tool designed to communicate and track Conflict Minerals sourcing information throughout the Conflict Minerals supply chain, using the Responsible Minerals Initiative (the “RMI”) Conflict Minerals Reporting Template (the “CMRT”). Along with the CMRT request, we distributed correspondence to each in-scope supplier which briefly described the requirements of the Rule and contained an electronic link to our Conflict Minerals Policy (the “Policy”) and our Purchase Order Terms and Conditions (the “Purchase Order Terms”) (each discussed below).

Validation and Analysis of Supplier Responses. The supplier responses on the CMRT were validated, to the extent reasonably practicable, by analyzing each CMRT for the existence of “red flags.” Our red flags generally included: (i) an incomplete response; (ii) the CMRT declaration that not all SORs have been listed for each Conflict Mineral declared; (iii) the inconsistency of a CMRT declaration with our internal inventory; (iv) the CMRT declaration of any Conflict Minerals originating from Covered Countries from a SOR that is not active or conformant with RMI’s Responsible Minerals Assurance Process (the “RMAP”); (v) the CMRT declaration of any Conflict Minerals originating from conflict-affected and high-risk areas from a SOR that is not active or conformant with RMI’s RMAP; (vi) the inclusion of any Covered Countries on the SOR page of the CMRT where the SOR that is reported is not active or conformant with RMI’s RMAP; and (vii) conflicting responses within the same CMRT. CMRT information was recorded in our Conflict Minerals Database (the “CM Database”). We prepared and delivered summary reports of supplier responses to senior management in our Conflict Minerals management structure.

Follow-up Request to Suppliers. We sent follow-up letters requesting a response from those in-scope suppliers who did not respond. Also, we sent communications requesting the identity of the non-responsive supplier’s supplier in an attempt to send the CMRT to such “sub-supplier” and ascertain the identity of the SOR and the origin of any necessary Conflict Minerals in our supply chain. As discussed above, where in-scope suppliers provided a CMRT with responses considered to contain red flags, we sent follow-up communications requesting an explanation or elimination of any red flag.

Results of Reasonable Country of Origin Inquiry. We identified 243 in-scope suppliers and achieved a 95% response rate with 230 of these suppliers responding. We concluded that the Company has manufactured or contracted to manufacture products which contain Conflict Minerals that are necessary to the functionality or production of those products. Based on the RCOI, we determined that some parts and materials purchased contain necessary Conflict Minerals that originated from recycled or scrap sources or from outside the Covered Countries. These Conflict Minerals were outside the scope of our due diligence process described below.

The Company also determined that it knows or has reason to believe that a portion of its necessary Conflict Minerals originated or may have originated in the Covered Countries and are not or may not be solely from recycled or scrap sources. Accordingly, with respect to these Conflict Minerals, we conducted due diligence on the source and chain of custody of such Conflict Minerals. These Conflict Minerals are contained in the “Covered Products” described below.

The Company’s Due Diligence Process

Design of Due Diligence. We designed our due diligence measures to conform, in all material respects, to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition), including the related supplements on tin, tantalum, tungsten, and gold specifically as such supplements relate to our position in the supply chain as a downstream company (the “OECD Guidance”).

Scope of Due Diligence. We conducted due diligence on the source and chain of custody of the necessary Conflict Minerals with the objective of determining the origin of the necessary Conflict Minerals contained in the Covered Products, and whether such Conflict Minerals directly or indirectly financed or benefited Armed Groups, as defined in the Rule. We began our due diligence in October 2022, and it was substantially complete by the end of March 2023. We made resources available to support the due diligence process.

Our supply chain regarding the Covered Products is complex, and there are multiple parties in the supply chain between us and the original sources of Conflict Minerals. In this regard, we did not purchase necessary Conflict Minerals directly from SORs or mines. We rely primarily on our in-scope suppliers to provide information regarding the origin of the necessary Conflict Minerals included in the Covered Products. Moreover, we believe that SORs of Conflict Minerals are best situated to identify the sources of Conflict Minerals, and we took steps attempting to identify the specific SORs of necessary Conflict Minerals in our supply chain. In addition, we sent correspondence to verifiable SORs that were identified in the supply chain of any Covered Products and requested country of origin information for the necessary Conflict Minerals where such information was not provided by our supplier.

Our due diligence process is based on seeking data from our direct suppliers, and those suppliers seeking similar information within their supply chains, to identify the specific SORs of the necessary Conflict Minerals contained in the Covered Products and ultimately the original sources of the necessary Conflict Minerals. As a downstream purchaser of Conflict Minerals, our due diligence measures can provide only reasonable, and not absolute, assurance regarding the source and chain of custody of such necessary Conflict Minerals. We also sent correspondence to verifiable SORs that were identified in the supply chain of any Covered Products and requested country of origin information for the necessary Conflict Minerals where such information was not provided by our supplier. However, we do not have any contractual leverage over such SORs because we do not purchase necessary Conflict Minerals directly from them. We did not receive any responses from such SORs stating the country of origin of such Conflict Minerals.

The Company’s Covered Products Subject to Due Diligence. The Company conducted due diligence on Conflict Minerals contained in products: (i) for which Conflict Minerals are necessary to the functionality or production of those products; (ii) that were manufactured, or contracted to be manufactured, by us; (iii) for which the manufacture was completed during calendar year 2022; and (iv) with respect to Conflict Minerals in such products, for which we were unable to reasonably determine that all of the Conflict Minerals contained therein did not originate in the Covered Countries (or did come from recycled or scrap sources) (the “Covered Products”). The Covered Products include the following:

Covered Products[1]
Actuators for Automotive Door Mechanisms
Adjustable Bed Bases
Air Coil Mattresses
Automotive Actuator Mechanisms
Automotive Cables
Automotive Mechanical Lumbar Mechanisms
Automotive Pneumatics Lumbar Mechanisms
Automotive Seating Side Bolster Mechanisms
Aviation, Furniture & Specialty Products Lumbar Mechanisms
Binding Machines (sews together mattress materials)
Blind-Stitch Machines (stitches mattress panels)
Bonded Urethane Carpet Pad & Block
Border Machines (winds up, notches and sews mattress borders)
Bug Zappers
Compressed Prime Carpet Pad
Conveyor Machines (used in manufacturing)
Electric Motors for Furniture Recliner & Lift Chair Mechanisms
Electric Pumps (inflates mattresses)
Electrical Components in Furniture Mechanisms
Fastening Machines (used in the manufacturing of furniture)
Flange Machines (sews non-woven material to mattress panels)
Furniture Recliner Lift Mechanisms & Accessories
Furniture Recliner Mechanisms
Machinery for Other Industries
Machinery for Residential Furnishings
Mattress Encasing Machines (compresses mattresses for fire retardant encasement)
Mattress Manufacturing Machinery
Mattress Spring Machines (produces mattress innersprings)
Miter Machines (creates mitered corners of mattresses)
Motors for Automotive Actuator, Door, Lumbar, & Seat Mechanisms
Nickel Tubing for Aircraft
Power Actuators for Automotive Door, Lumbar, & Seat Mechanisms
Power Outlet Accessories for Commercial Seating Charging Stations
Power Recliner and Rocker Recliner Hardware Assemblies
Remote Controls for Furniture Recliner & Lift Chair Mechanisms
Roll Packaging Machines (used to compress innersprings)

Ruffler Machines (creates ruffled corners of mattresses)
Tape Edge Machines (sews mattress panels to borders)
Titanium Tubing for Aircraft
Wire Bending Machines (used to bend wires for Automotive Lumbar Mechanisms)
Wire Harnesses for Automotive Lumbar Mechanisms
Zipper Sewing Machines (creates zippers on mattresses)
[1]	The Covered Products also include certain parts that are not specifically listed above.

Description of Due Diligence Performed.

Below is a description of the measures we performed for the reporting period to exercise due diligence on the source and chain of custody of the necessary Conflict Minerals in the Covered Products.

OECD Guidance Step 1: Establish Strong Company Management Systems.

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Adopt, and clearly communicate to suppliers and the public, a company policy for the supply chain of minerals originating from conflict-affected and high-risk areas. We continued to publicly communicate our Policy. The Policy extends to our suppliers and generally: (i) requires suppliers who provide components, parts, or materials containing necessary Conflict Minerals to work with us towards conflict-free sourcing; (ii) prohibits human rights abuses associated with Conflict Minerals, including support to Armed Groups in Covered Countries; (iii) prohibits corruption, money-laundering, and bribery in our Conflict Minerals supply chain; (iv) requires suppliers to communicate their commitment to responsible sourcing and legal compliance to sub-suppliers; and (v) contains a grievance mechanism for our employees, suppliers, and other interested parties, where permitted by applicable law, to notify us of a potential violation of the Policy. If we learn that a supplier is not in compliance with our Policy, we expect to work with the supplier to achieve compliance, subject to the suspension and termination decisions made pursuant to our risk management plan, as described below. The Policy is posted to our website at https://leggett.com/supplier-documents and was communicated through training materials sent electronically to appropriate business unit personnel and identified in-scope suppliers. The website and information accessible through it are not incorporated into this document.

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Structure internal management to support supply chain due diligence. We utilized various employees in establishing a cross-functional internal management team to conduct Conflict Minerals due diligence. Our cross-functional internal management team consists of representatives from our business units, the International Supply Chain Compliance Group, the Legal Department, and senior management.

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Business Unit Personnel. We provided training materials for business unit personnel regarding their responsibilities in conducting an internal inventory and the requirements of the Rule. We then surveyed personnel for each of our business units and asked them to identify parts and materials containing necessary Conflict Minerals and the respective supplier of each such part or material. Business unit personnel linked the parts and materials to finished products manufactured, or contracted to be manufactured, by the applicable business unit. In addition, business unit personnel and other employees contacted certain non-responsive suppliers in an attempt to assist the suppliers and obtain a response on the CMRT. Business unit personnel also categorized “non-responsive” in-scope suppliers pursuant to our risk management plan, as discussed below, for review by senior management.

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L&P International Supply Chain Compliance Group. Our International Supply Chain Compliance Group engaged with identified in-scope suppliers to seek information on the origin of the Conflict Minerals, the identity of the SORs that processed the Conflict Minerals, and whether the Conflict Minerals were derived from recycled or scrap sources. Our International Supply Chain Compliance Group also engaged in follow-up due diligence communications with non-responsive suppliers.

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Legal Personnel. Legal personnel validated and analyzed in-scope supplier responses on the CMRT and prepared internal reports to senior management. They also oversaw compliance with our Policy and Purchase Order Terms with suppliers regarding responsible Conflict Minerals sourcing. Legal personnel also engaged in follow-up due diligence communications with those suppliers whose responses were considered to contain red flags.

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Senior Management. Our President & CEO; Executive Vice President (“EVP”), President—Specialized Products and Furniture, Flooring & Textile Products; Executive Vice President, President—Bedding Products; and Senior Vice President – General Counsel & Secretary participated in the review of: (i) our Conflict Minerals due diligence process; (ii) our Policy; (iii) our Purchase Order Terms; and (iv) this Report. Our President & CEO and Senior Vice President – General Counsel & Secretary also participated in the review of our risk management plan. In addition, our President & CEO sent communications to identified in-scope suppliers outlining our expectations of those suppliers in our Conflict Minerals supply chain.

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Establish a system of controls and transparency over the mineral supply chain. We used the CMRT in an attempt to identify SORs in our supply chain as reported by our suppliers. The request to complete the CMRT included a letter which provided instructions for uploading the CMRT and listed the applicable parts from our CM Database. In addition, the distributions included a link to our Policy and Purchase Order Terms. The supplier responses on the CMRT were validated, to the extent reasonably practicable, by analyzing the CMRT for the existence of red flags. We sent follow-up communications to non-responsive suppliers and to those suppliers whose responses were considered to contain red flags. Finally, our procedure is to retain Conflict Minerals information on the CMRT for a five-year period. These records generally are maintained in an electronic format in accordance with the recommended record retention guidelines in the OECD Guidance.

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Strengthen company engagement with suppliers. The President & CEO sent correspondence to identified in-scope suppliers outlining our expectations of those suppliers in our Conflict Minerals supply chain. Also, we maintained a procedure for Conflict Mineral identification in our procurement process. We attempted to create control over our suppliers as well as accountability and visibility into our Conflict Minerals supply chain through our Purchase Order Terms which require our suppliers generally to (i) represent that, to the supplier’s knowledge, Conflict Minerals did not originate from the Covered Countries unless processed by a facility listed as conformant pursuant to the RMAP; (ii) abide by the terms of our Policy and communicate their commitment to responsible sourcing and legal compliance to sub-suppliers; (iii) agree to retain our Conflict Minerals supply chain documentation for a period of five years, and allow us, at reasonable times, to inspect that documentation; and (iv) agree to work with sub-suppliers in an attempt to trace Conflict Minerals at least to the SOR level. If a supplier is not in compliance with our Purchase Order Terms, we expect to work with the supplier to achieve compliance, subject to the suspension and termination decisions made pursuant to our risk management plan, as described below. Our Purchase Order Terms have been posted to our website at https://leggett.com/supplier-documents. The website and information accessible through it are not incorporated into this document.

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Establish a company-level grievance mechanism. We maintained a company-level grievance mechanism by which employees, suppliers and other interested parties, where permitted by applicable law, may contact us with potential violations of our Policy. We provided contact information for the grievance mechanism in our Policy and posted the Policy to our website. The grievance mechanism provides for confidential submissions to the fullest extent practicable and allowed by law. In addition, the grievance mechanism contains an anti-retaliation provision.

OECD Guidance Step 2: Identify and Assess Risks in the Supply Chain.

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Identify, to the best of our efforts, the SORs in our supply chain. We identified suppliers that provide us with component parts and materials that may contain Conflict Minerals through internal surveys conducted by each of our business units. We used the CMRT to identify SORs and country of origin information of our necessary Conflict Minerals in our supply chain if reported by our suppliers. We obtained information about whether SORs were conformant or active with RMAP by cross-checking the SORs reported by our suppliers with the RMAP Conformant SOR List and the RMAP Active SOR List, provided through either our RMI membership or the RMI website.

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Identify the scope of the risk assessment of the mineral supply chain. We took the following steps to identify and assess the risk of sourcing from conflict-affected and high-risk areas in the Covered Countries for this reporting year:

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Engaging with In-Scope Suppliers. We assessed risk by validating and analyzing, to the extent reasonably practicable, each in-scope supplier response on the CMRT for the existence of red flags. Those red flags generally included the following:

(i)	an incomplete response;

(ii)	the CMRT declaration that not all SORs have been listed for each Conflict Mineral declared;

(iii)	the inconsistency of a CMRT declaration with our internal inventory;

(iv)	the CMRT declaration of any Conflict Minerals originating from Covered Countries from a SOR that is not active or conformant with RMI’s RMAP;

(v)	the CMRT declaration of any Conflict Minerals originating from conflict-affected and high-risk areas from a SOR that is not active or conformant with RMI’s RMAP;

(vi)	the inclusion of any Covered Countries on the SOR page of the CMRT where the SOR that is reported is not active or conformant with RMI’s RMAP; and

(vii)	conflicting responses within the same CMRT.

Where in-scope suppliers provided a CMRT that we considered to contain red flags, we sent follow-up communications requesting an explanation or elimination of any red flag.

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Requesting Conflict Minerals Policy. We also reviewed our suppliers’ responses on the CMRT to determine whether each supplier had adopted a Conflict Minerals Policy. If no policy had been adopted, we requested that the supplier adopt a policy and post such policy to its website.

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Engaging with SORs. Verifiable SORs have been identified in the supply chain of the Covered Products disclosed above. If the country of origin of necessary Conflict Minerals was not provided by our suppliers on the CMRT, we sent correspondence to the verifiable SORs and inquired about the country of origin of such necessary Conflict Minerals in order to assess the risk of sourcing from Covered Countries.

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Assess whether the SORs have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas. As contemplated by the OECD Guidance, our due diligence program leveraged independent SOR audits, which were undertaken in accordance with the RMAP, or one of the other cross-recognized certification programs, such as London Bullion Market Association (“LBMA”) Responsible Gold Certification or Responsible Jewellery Council Chain-of-Custody Certification. As previously indicated, we cross-checked the SORs reported by our suppliers against the SOR data from the RMAP Conformant SOR List and the RMAP Active SOR List, provided either through our RMI membership or the RMI website. The RMAP Conformant SOR List is a published list of SORs that have undergone assessment through the RMAP or industry equivalent program (such as the LBMA or Responsible Jewellery Council) and have been validated as being conformant with the protocols. The RMAP Active SOR List is a published list of SORs that are currently engaged in the RMAP assessment but for which a conformance assessment has yet to be made.

OECD Guidance Step 3: Design and Implement a Strategy to Respond to Identified Risks.

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Report findings to designated senior management. We prepared and delivered summary reports of supplier responses on the CMRT and our risk management plan activities, including potential higher risk sourcing, to senior management in our Conflict Minerals internal management structure.

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Devise and adopt a risk management plan. We continued to have a risk management plan to respond to suppliers who were unwilling or unable to engage in the due diligence process, or provided responses reporting possible sourcing from Covered Countries from SORs that were not listed as conformant or active by RMAP. Our risk management plan focuses on our direct suppliers because that is where we have the most leverage and is described in more detail below.

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Attend to the Conflict Minerals grievance process. Any potential violation of the Rule or Policy reported through our Ethics Hotline is immediately brought to the attention of certain members of the Board, senior leaders, the Chief Compliance Officer, and the Vice President of Internal Audit. Certain types of reports are also communicated to our Audit Committee and external auditors. All allegations received are promptly investigated, and appropriate action is taken based on the findings. We did not receive any reports about potential violations of the Rule or our Policy through our Ethics Hotline during the reporting year.

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Implement the risk management plan, monitor, and track performance of risk mitigation efforts and report back to designated senior management. Pursuant to our risk management plan, we executed corrective action plans for non-responsive suppliers, which included contacting certain non-responsive suppliers and requesting them to respond. To the extent that suppliers remained non-responsive, we categorized them into three classes: Class 1—continue trade with the supplier with risk mitigation efforts; Class 2—temporarily suspend trade with the supplier with risk mitigation efforts (3-6 month suspension period after notice of potential suspension and affirmative refusal of the supplier to cooperate); or Class 3—terminate the supplier relationship after notice of potential termination, if necessary, and affirmative refusal of the supplier to cooperate. The suppliers were categorized by business unit personnel and reviewed by our President & CEO and the applicable segment head. A supplier that we previously classified as a Class 3 supplier and had termination discussions with has continued to respond favorably by responding to our requests and submitting its CMRT during the reporting period.

In addition, we also executed corrective action plans for suppliers who indicated that Conflict Minerals contained in the parts or materials supplied to us may have originated from the Covered Countries from SORs that were not listed as conformant or active by RMAP. Those corrective action plans included engaging with such suppliers to determine specific information about (i) the Conflict Minerals contained in the part(s) or material(s), (ii) the name and location of the SOR(s) where the Conflict Minerals were processed, and (iii) the name and location of the mine(s) where the Conflict Minerals were extracted.

As part of our risk management plan, the Company also distributed training materials to identified in-scope suppliers to: (i) reinforce the requirements of the Rule; (ii) communicate our Purchase Order Terms and our Policy; (iii) request in-scope suppliers to encourage SORs in our supply chain to become conformant under the RMAP; (iv) notify suppliers of our Conflict Minerals grievance process; and (v) encourage suppliers to join industry initiatives to assist in due diligence. In addition, we distributed training materials to business unit personnel to reinforce the requirements of the Rule, our due diligence process, and our risk management plan.

If the supplier responded on the CMRT and indicated that it had not adopted a Conflict Minerals Policy, we requested, through separate follow-up communication, that the supplier adopt and post such a policy to its website. In addition to monitoring and tracking our suppliers for adoption of a Conflict Minerals Policy, we also monitored and tracked SORs and SOR improvements through our membership in RMI.

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Undertake additional fact and risk assessments for risks requiring mitigation, or after a change in circumstances. In order to capture changes to the Company’s Conflict Minerals supply chain that occurred from time to time, we updated our internal inventory and in-scope supplier list through periodic reviews and revisions. We also maintained processes to repeat risk identification and assessment steps with respect to suppliers and parts that were added from time to time in an attempt to prevent or mitigate adverse impacts.

OECD Guidance Step 4: Carry Out Independent Third-Party Audit of SOR Due Diligence Practices.

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Where verifiable SORs, as listed below, were identified in the supply chain of any Covered Product disclosed above, and our supplier did not provide any country of origin information on the CMRT, we sent correspondence to such SORs inquiring about the country of origin of such necessary Conflict Minerals. However, because we do not purchase Conflict Minerals in Covered Products directly from SORs or mines, we have no contractual leverage with these entities.

We therefore primarily relied on the RMAP to coordinate third-party audits of SORs’ due diligence activities. We relied on the results of the RMAP third-party audits available publicly and through our RMI membership to validate the sourcing practices of SORs in our supply chain. However, we did request that our in-scope suppliers encourage SORs in our Conflict Minerals supply chain to undergo an audit in accordance with the RMAP. In addition, we supported the RMAP through our membership in RMI. We also participated in certain Conflict Minerals meetings and training sessions, including with RMI’s Due Diligence Practices Team and the Automotive Industry Action Group.

OECD Guidance Step 5: Report Annually on Supply Chain Due Diligence.

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In alignment with Step 5 of the OECD Guidance, this Report constitutes our annual report on our Conflict Minerals due diligence. This Report is available on our website at https://leggett.com/supplier-documents and has been filed with the U.S. Securities and Exchange Commission (the “SEC”). The website and information accessible through it are not incorporated into this document.

Conclusions of Due Diligence

After exercising the due diligence described above, we were unable to reasonably determine that all of the Conflict Minerals contained in the Covered Products did not originate from the Covered Countries (or did come from recycled or scrap sources). We were unable to determine all of the specific SORs that processed the Conflict Minerals in these Covered Products, and we were unable to determine all of the countries of origin and the specific mines or locations of origin with respect to all of the Conflict Minerals contained in the Covered Products. Many respondents did not provide verifiable SOR information or responded at a company-wide level which did not allow us to conclude that the Conflict Minerals were processed by any particular SOR.

Based on the information provided by our suppliers, we believe, to the extent reasonably known, that some of the facilities used to process some of the Conflict Minerals in our Covered Products include the SORs listed below. We do not believe that the below list represents all of the SORs that processed Conflict Minerals in our Covered Products in the reporting period. Rather, it represents only those SORs that we could reasonably verify as related to our specific Covered Products based on our suppliers’ responses. All SORs on this list are named as smelters or refiners by RMI:

Conflict Mineral	Smelter ID	SOR Facility Name[1]	Country Location of SOR	Country Location of Mine or Recycled/Scrap	Conformant? (Yes/No)
Tin	CID000292	Alpha	United States	[3]	Yes

Tin	CID003190	Chifeng Dajingzi Tin Industry Co., Ltd.	China	[3]	Yes

Tin	CID001070	China Tin Group Co., Ltd.	China	[3]	Yes

Tin	CID000942	Gejiu Kai Meng Industry and Trade LLC	China	[3]	No

Tin	CID001231	Jiangxi New Nanshan Technology Ltd.	China	China[2] R/S2	Yes

Tin	CID002180	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	China[2] R/S2	Yes

Tin	CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	[3]	Yes

Gold	CID002459	Geib Refining Corporation	United States	[3]	Yes

Gold	CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	[3]	Yes

Tungsten	CID000105	Kennametal Huntsville	United States	R/S2	Yes
[1]	SOR facility names as reported on the RMI Smelter Reference List
[2]	The countries of origin, or recycled/scrap designation, of the Conflict Minerals processed by the named SORs contained in some of our Covered Products are based upon suppliers’ responses on the CMRT.
[3]	Country location of mine or recycled/scrap designation not provided by the applicable in-scope supplier(s)

We leveraged our access to level sourcing information provided by our membership in RMI for any Conflict Minerals processed by verifiable SORs listed in the above table where country of origin or recycled/scrap designations were not provided by suppliers’ responses on the CMRT or verifiable SORs. We also leveraged our access to RMI’s level sourcing information where we knew Conflict Minerals were contained in our Covered Products, but were unable to conclude that any particular verifiable SOR processed such Conflict Minerals in our Covered Products. Based on RMI’s level sourcing information, the origin of these Conflict Minerals may have included the following:

Conflict Mineral	Countries of origin may include the following[1]:
Tantalum	Australia, Brazil, Burundi, China, Democratic Republic of the Congo, Ethiopia, Mozambique, Nigeria, Rwanda, Sierra Leone, Spain, Thailand, Zimbabwe, and recycled or scrap material.

Tin	Australia, Bolivia, Brazil, Burundi, China, Chinese Taipei, Colombia, Democratic Republic of the Congo, France, Indonesia, Laos, Malaysia, Myanmar, Namibia, Nigeria, Peru, Portugal, Russian Federation, Rwanda, Spain, Tanzania, Thailand, United Kingdom of Great Britain and Northern Ireland, Venezuela, Vietnam, and recycled or scrap material.

Gold	Argentina, Australia, Azerbaijan, Bolivia, Botswana, Brazil, Burkina Faso, Cambodia, Canada, Chile, China, Colombia, Côte d’Ivoire, Democratic Republic of the Congo, Dominican Republic, Ecuador, Egypt, Fiji, Finland, Georgia, Ghana, Guatemala, Guinea, Guyana, Honduras, Indonesia, Japan, Kazakhstan, Kenya, Kyrgyzstan, Lao People’s Democratic Republic, Liberia, Mali, Mauritania, Mexico, Mongolia, Morocco, Namibia, New Zealand, Nicaragua, Niger, Oman, Panama, Papua New Guinea, Peru, Philippines, Republic of Korea, Russian Federation, Saudi Arabia, Senegal, Serbia, South Africa, Spain, Sudan, Suriname, Sweden, Tanzania, Turkey, United States of America, Uzbekistan, Zambia, and recycled or scrap material.
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We do not have privity of contract with any verifiable SOR or control over the origin of the sourcing of any Conflict Minerals processed by any verifiable SOR. We do not have actual knowledge that any Conflict Minerals in any Covered Products were sourced from any of the above countries.

The level sourcing information provided above is in aggregate form and is derived from information made available by RMI to its members. Except for the DRC, RMI does not indicate individual countries of origin of the Conflict Minerals processed by conformant SORs.

Our efforts to determine country of origin, the mine, and location of origin of the necessary Conflict Minerals in the Covered Products with the greatest possible specificity consisted of the due diligence measures described in this Report. The Covered Products are often composed of multiple component parts containing one or more Conflict Minerals. We do not have sufficient information to determine the country of origin, the mine, or location of origin of all of the Conflict Minerals in all of the component parts in any Covered Product. As a result, we cannot conclusively determine the country of origin, the mine, or location of origin of all of the Conflict Minerals in any individual Covered Product or whether the manufacture of such Covered Product directly or indirectly financed or benefited Armed Groups in the Covered Countries.

Independent Private Sector Audit

Consistent with the provisions of the Rule, the SEC’s Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule dated April 29, 2014, and the SEC’s Order Issuing Stay dated May 2, 2014, this Report has not been audited by a third party. Notwithstanding anything to the contrary in this Report, for purposes of clarification and without limitation, we are not claiming, nor are we implying, that any of our Covered Products are “DRC Conflict-Free.” An audit is not required for the reporting period from January 1, 2022 to December 31, 2022.

Improvements to Due Diligence

We expect to take the following steps to improve our due diligence measures:

(i)	continue to engage with in-scope suppliers to obtain current, accurate, and complete information about our Conflict Minerals supply chain;

(ii)	continue to provide training to in-scope suppliers in an attempt to improve the content of their CMRT declarations;

(iii)	continue to engage with in-scope suppliers to implement responsible sourcing;

(iv)	continue to request that in-scope suppliers encourage the SORs in our supply chain to become conformant under the RMAP;

(v)	continue to request verifiable SORs in our supply chain of any Covered Product to provide country of origin data with respect to necessary Conflict Minerals;

(vi)	continue to support RMI through our membership; and

(vii)	continue to analyze and review our Conflict Mineral processes to improve the efficiency and effectiveness of our due diligence measures.

Caution Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” “desires,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, including but not limited to, our ability to constructively work with our suppliers to achieve compliance with our Policy and Purchase Order Terms, our ability to obtain complete and accurate information from our suppliers, our ability to provide training to in-scope suppliers, our ability to engage with in-scope suppliers to implement responsible sourcing, our ability to maintain long-term relationships with our suppliers, our ability to improve the efficiency and effectiveness of our due diligence measures, our ability to identify and constructively engage with SORs in our supply chain, changes in our supply chain, changes to the parts or materials used by or supplied to us, changes in SORs, changes in country of origin information of the necessary Conflict Minerals received from our suppliers, and changes in the Rule and other political and regulatory developments relating to the sourcing of Conflict Minerals, whether in the Covered Countries or elsewhere. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made, and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.